Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Agenus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	12,555,583(2)	$3.23(3)	$40,554,533	0.0000927	$3,759

Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	13,219,837(4)	$2.52(5)	$33,313,989	0.0000927	$3,088

Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	95,268(6)	$2.52(5)	$240,075	0.0000927	$22

Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	350,000(7)	$2.52(5)	$882,000	0.0000927	$82

Total Offering Amounts					$74,990,598		$6,952

Total Fee Offsets (8)							—

Net Fee Due							$6,952

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of the common stock of Agenus Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents shares of Common Stock reserved for issuance upon exercise or settlement of awards pursuant to under the Registrant’s Amended and Restated 2019 Equity Incentive Plan (the “EIP”) and that are outstanding as of the date of this Registration Statement.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933. For the shares of Common Stock reserved for issuance upon the exercise of outstanding awards granted under the EIP, the Proposed Maximum Offering Price Per Unit is $3.23, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the EIP.

(4)	Represents shares of Common Stock reserved for issuance under the EIP.

(5)

Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated on the basis of the average of the high ($2.66) and low ($2.37) sale prices per share of the common stock on the Nasdaq Capital Market as of August 9, 2022, which is a date within five business days prior to filing this Registration Statement.

(6)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “ESPP”).

(7)	Represents shares of Common Stock reserved for issuance under the Registrant’s Amended and Restated Directors’ Deferred Compensation Plan (the “DDCP”).

(8)	The Registrant does not have any fee off-sets.